Exhibit 10.1

May 19, 2026

Bank First Corporation

402 North 8th Street

Manitowoc, WI 54220

Re:	Agreement and Plan of Merger Ladies and Gentlemen:

We refer to that certain Agreement and Plan of Merger, dated as of May 19, 2026, (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and between Bank First Corporation, a Wisconsin corporation (“BFC”) and PSB Holdings, Inc., a Wisconsin corporation (“PSB”). Capitalized terms used but not defined herein have the meanings given to such terms in the Merger Agreement.

Closing Timing

Pursuant to Section 1.05(b) of the Merger Agreement, BFC has proposed, and PSB has agreed, that the Closing shall not occur until December 4, 2026, which is the Friday before the earliest practicable conversion date.

In consideration of such agreement, BFC hereby agrees that if the parties are in receipt of all necessary shareholder, regulatory and governmental approvals and consents and the expiration of all statutory waiting periods and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of the Merger Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) such that the Closing Date could occur before December 4, 2026 (such date, the “Default Closing Date”), then from and after the Default Closing Date, BFC shall be deemed to have waived its right to terminate the Merger Agreement for PSB's material breach of any representation or warranty contained in the Merger Agreement pursuant to Section 7.01(d) of the Merger Agreement for any facts or circumstances arising after the Default Closing Date; provided, however, that such waiver shall not apply to (i) any breach that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect with respect to PSB and (ii) any material breach of PSB’s covenants set forth in Article V of the Merger Agreement. For the avoidance of doubt, the interim operating covenants set forth in Section 5.01 shall continue to apply in accordance with their terms until the Closing of the Merger.

Special Dividend

Notwithstanding anything to the contrary in the Merger Agreement, if the Closing has not occurred on or before December 4, 2026, then, immediately prior to the Closing, PSB shall be permitted (but not obligated) to declare and pay a one-time special dividend to the holders of PSB Common Stock in an amount equal to $1.00 per share (the “Special Dividend”). For the avoidance of doubt: (i) the Special Dividend shall not reduce, and shall be excluded from the calculation of, PSB Tangible Common Book Value, and (ii) PSB shall not be permitted to declare or pay the Special Dividend if the Closing is delayed beyond December 4, 2026 as a result of (A) PSB’s material breach of any representation, warranty, or covenant in the Merger Agreement or (B) in the event that the delay in Closing is due to the fault of PSB or its vendors.

Miscellaneous

After giving effect to this letter agreement, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as supplemented by this letter agreement. Except as expressly provided by this letter agreement, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this letter agreement, and to the Merger Agreement as modified by this letter agreement, taken together as a single agreement, reflecting the terms therein as modified hereby.

This letter agreement may be executed in two or more counterparts (including by facsimile, email or other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BANK FIRST CORPORATION

By:	/s/ Michael B. Molepske
Name:	Michael B. Molepske
Title:	Chairman and Chief Executive Officer

PSB HOLDINGS, INC.

By:	/s/ Scott M. Cattanach
Name:	Scott M. Cattanach
Title:	President and Chief Executive Officer